NVR, INC. ANNOUNCES A 24% INCREASE IN EARNINGS PER SHARE

FOR THE THIRD QUARTER OF 2003

FOR IMMEDIATE RELEASE	CONTACT: Paul Columbus
OFFICE: 703-761-2414

October 16, 2003 — McLean, VA — NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, today announced that diluted earnings per share for its third quarter ended September 30, 2003 exceeded the 2002 third quarter by 24% and net income increased 19%. Net income for the 2003 third quarter was $109,403,000, $12.55 per diluted share, compared to net income of $91,980,000, $10.14 per diluted share, for the same period of 2002. Net income for the 2003 third quarter was reduced on a pre-tax basis by $8,503,000 ($5,207,000, $0.60 per diluted share, after tax) related to expenses recognized as a result of the redemption of the Company’s $115 million 8% senior notes due 2005 during the quarter. Total revenues increased 13% to $980,380,000 for the quarter when compared to $867,235,000 for the same period of 2002. In addition, the Company reported that new orders for the quarter ended September 2003 were virtually unchanged when compared to the third quarter of 2002. Backlog at the end of the period increased 19% to 7,320 units when compared to the same time last year. The dollar value of the backlog units totaled $2,400,984,000 at the end of the September 2003 quarter, a 31% increase from a year earlier.

Homebuilding revenues for the three months ended September 30, 2003, totaled $956,848,000, 13% higher than the year earlier period. Excluding the debt redemption expenses noted above, income before tax from the homebuilding segment totaled $177,912,000, an increase of 30% when compared to the third quarter of the previous year. Gross profit margins improved to 24.8% for the third quarter of 2003 when compared to 23.8% for the same quarter of 2002.

Pre-tax income from the mortgage banking segment for the 2003 third quarter increased to $15,383,000, 20% higher than the same period of 2002. The Company also reported that closed loan production increased 6% during the September 2003 quarter when compared to the third quarter of 2002.

For the nine months ended September 30, 2003, total revenues for NVR, Inc. were $2,572,455,000, 10% higher than the $2,347,929,000 reported for the same period of 2002. Net income for the nine months ended September 30, 2003, was $292,301,000, $33.53 per diluted share, compared to $252,523,000, $27.16 per diluted share, for the comparable period of 2002, increases of 16% and 23%, respectively.

The Company also reiterated its full year 2003 guidance of approximately 20% growth in net income when compared to 2002. In addition, the Company reported that during the first nine months of 2003 it repurchased approximately 644,000 shares of its common stock.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than of historical facts included herein, including those regarding market trends, the Company’s financial position, business strategy, projected plans and objectives of management for future operations, mortgage banking operating income, new order trends, home settlement activity, average home prices, gross profit margins and other profitability measures, net income and earnings per share are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by the Company in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of the Company to integrate any acquired business, fluctuation and volatility of stock and other financial markets, and other factors over which the Company has little or no control. The Company has no obligation to update such forward-looking statements.

NVR, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Homebuilding:
Revenues	$956,848	$847,044	$2,508,786	$2,291,936
Other income	998	1,219	2,522	2,679
Cost of sales	(719,507)	(645,869)	(1,882,154)	(1,744,928)
Selling, general and administrative	(57,002)	(62,474)	(168,401)	(167,954)

Operating income	181,337	139,920	460,753	381,733
Loss from extinguishment of
8% Senior Notes due 2005	(8,503)	—	(8,503)	—
Interest expense	(3,425)	(3,433)	(10,486)	(9,651)

Homebuilding income	169,409	136,487	441,764	372,082

Mortgage Banking:
Mortgage banking fees	20,844	17,148	56,483	48,190
Interest income	1,393	1,644	3,960	4,662
Other income	297	180	704	462
General and administrative	(6,869)	(5,526)	(17,196)	(16,979)
Interest expense	(282)	(617)	(1,091)	(1,408)

Mortgage banking income	15,383	12,829	42,860	34,927

Total segment income	184,792	149,316	484,624	407,009

Income tax expense	(75,389)	(57,336)	(192,323)	(154,486)

Net Income	$109,403	$91,980	$292,301	$252,523

Basic earnings per share	$15.30	$12.58	$41.06	$34.36

Diluted earnings per share	$12.55	$10.14	$33.53	$27.16

Basic average shares outstanding	7,151	7,310	7,118	7,349

Diluted average shares outstanding	8,716	9,074	8,718	9,299

NVR, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share and share data)

	September 30, 2003	December 31, 2002
ASSETS	(unaudited)
Homebuilding:
Cash and cash equivalents	$220,282	$139,796
Receivables	15,444	10,807
Inventory:
Lots and housing units, covered under sales agreements with customers	553,545	400,008
Unsold lots and housing units	34,743	25,558
Manufacturing materials and other	5,226	11,108
Inventory not owned, consolidated per FIN 46	15,462	—

	608,976	436,674

Property, plant and equipment, net	22,151	22,126
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Goodwill, net	6,379	6,379
Contract land deposits	270,962	231,229
Other assets	115,814	110,007

	1,301,588	998,598

Mortgage Banking:
Cash and cash equivalents	3,007	3,049
Mortgage loans held for sale, net	130,636	163,410
Mortgage servicing rights, net	158	5,611
Property and equipment, net	873	941
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	2,868	3,332

	144,889	183,690

Total assets	$1,446,477	$1,182,288

(Continued)

NVR, Inc.

Condensed Consolidated Balance Sheets (Continued)

(in thousands, except per share and share data)

	September 30, 2003	December 31, 2002
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Homebuilding:
Accounts payable	$171,221	$145,209
Accrued expenses and other liabilities	208,566	240,018
Liabilities related to inventory not owned, consolidated per FIN 46	14,177	—
Customer deposits	165,515	118,174
Other term debt	4,627	4,903
Senior notes	200,000	115,000

	764,106	623,304

Mortgage Banking:
Accounts payable and other liabilities	19,627	16,482
Notes payable	97,672	139,257

	117,299	155,739

Total liabilities	881,405	779,043

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,597,709 and 20,602,921 shares issued as of September 30, 2003 and December 31, 2002	206	206
Additional paid-in-capital	329,045	262,867
Deferred compensation trust – 453,207 and 428,698 shares as of September 30, 2003 and December 31, 2002, respectively, of NVR, Inc. common stock	(52,235)	(35,647)
Deferred compensation liability	52,235	35,647
Retained earnings	1,260,375	968,074
Less treasury stock at cost – 13,514,412 and 13,580,531 shares at September 30, 2003 and December 31, 2002, respectively	(1,024,554)	(827,902)

Total shareholders’ equity	565,072	403,245

Total liabilities and shareholders’ equity	$1,446,477	$1,182,288

NVR, Inc.

Operating Activity

(unaudited)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Homebuilding data:
New orders (units)	2,492	2,502	9,511	9,125
New orders (dollars)	$797,471	$723,735	$2,938,533	$2,609,383
Settlements (units)	3,189	3,097	8,548	8,549
Backlog (units)			7,320	6,134
Backlog (dollars)			$2,400,984	$1,836,338

Mortgage banking data:
Loan closings	$624,637	$591,595	$1,719,191	$1,605,363

Common stock information:
Shares outstanding at end of period			7,083,297	7,089,352
Weighted average shares outstanding	7,151,000	7,310,000	7,118,000	7,349,000
Diluted shares outstanding	8,716,000	9,074,000	8,718,000	9,299,000